Exhibit 99.4

Exaro Energy III LLC and Subsidiaries

Consolidated Financial Report

(Unaudited)

December 31, 2016

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2016 and 2015

(Unaudited)

ASSETS CURRENT ASSETS	2016	2015

Cash and cash equivalents	$ 19,568,166	$ 14,487,329
Accounts receivable	5,229,794	4,371,034
Derivative assets		4,824,015
Prepaid expenses	471,720	89,310
Due from related parties	25,849	18,435
Total current assets	25,295,529	23,790,123
PROPERTY AND EQUIPMENT
Oil and gas properties - successful efforts method of accounting	291,862,030	293,042,154
Furniture, fixtures and equipment	114,852	113,123
	291,976,882	293,155,277
Less: accumulated depletion, depreciation, amortization and impairment	(201,355,290)	(191,611,508)
Total property and equipment, net	90,621,592	101,543,769
OTHER ASSETS
Gas processing deposit	1,150,000	-
Other	7,512	7,512
Total other assets	1,157,512	7,512
TOTAL ASSETS	$ 117,074,633	$ 125,341,404

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries

Consolidated Balance Sheets Continued
December 31, 2016 and 2015

(Unaudited)

LIABILITIES AND MEMBERS' EQUITY CURRENT CURRENT LIABILITIES	2016	2015

Accounts payable and accrued liabilities	$ 6,030,946	$ 5,407,419
Short- term derivative liability	175,535	-
Current debt maturities, net of deferred financing costs of $204,104	59,295,896	-
Interest payable	191,958	172,665
Total current liabilities	65,694,335	5,580,084
NON-CURRENT LIABILITIES
Asset retirement obligations	3,293,020	2,850,270
Long-term debt, net of deferred financing costs of $478,346	-	78,021,654
Derivative liability	4,782,093	-
Deferred rent	30,174	40,345
Total non-current liabilities	8,105,287	80,912,269
Total liabilities	73,799,622	86,492,353
MEMBERS' EQUITY	43,275,011	38,849,051
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 117,074,633	$ 125,341,404

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2016 and 2015

(Unaudited)

REVENUES, net	2016	2015

Natural gas	$ 26,896,259	$ 37,182,504
Oil	5,004,693	7,022,185
Liquids, net of processing fees	(1,872,708)	(3,730,439)
(Loss) gain on derivative contracts, net	(3,889,447)	6,358,051
Total revenues, net	26,138,797	46,832,301
OPERATING EXPENSES
Lease operating	11,135,739	13,156,277
Termination fee for gas marketing contract	-	3,000,000
Marketing expense	264,466	33,394
Impairment of oil and gas properties	-	118,000,000
Production taxes	3,556,445	3,829,921
Workovers	889,707	1,102,235
Geological and geophysical	-	42,397
Depreciation, depletion and amortization	10,450,554	29,331,666
Accretion	192,750	124,670
General and administrative	3,123,164	3,263,616
Total operating expenses	29,612,825	171,884,176
LOSS FROM OPERATIONS	(3,474,028)	(125,051,875)
OTHER INCOME (EXPENSE)
Gain on arbitration settlement	10,483,686	-
Interest income	-	4,523
Interest expense	(2,583,698)	(2,913,891)
Total other income (expense)	7,899,988	(2,909,368)
NET INCOME (LOSS)	$ 4,425,960	$ (127,961,243)

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries

Consolidated Statements of Changes in Members Equity
Years Ended December 31, 2016 and 2015

(Unaudited)

	Members' Equity	Notes Receivable	Total
BALANCE, January 1, 2015	$ 167,237,794	$ (427,500)	$ 166,810,294
Net loss	(127,961,243)	-	(127,961,243)
BALANCE, December 31, 2015	39,276,551	(427,500)	38,849,051
Net income	4,425,960		4,425,960
BALANCE, December 31, 2016	$ 43,702,511	$ (427,500)	$ 43,275,011

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2016 and 2015

(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES	2016	2015

Net income (loss)	$ 4,425,960	$ (127,961,243)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	10,450,554	29,331,666
Impairment of oil and gas properties	-	118,000,000
Amortization of deferred loan costs	274,242	438,759
Accretion	192,750	124,670
Unrealized gain (loss) on derivative contracts	3,889,448	(6,358,051)
Settlements on derivative contracts	5,892,195	7,154,317
Changes in operating assets and liabilities
Accounts receivable	(1,521,132)	5,031,999
Due from related parties	(7,414)	37,988
Prepaid expenses	(382,087)	9,583
Other assets	(1,150,000)	100,000
Accounts payable and accrued liabilities	4,459,303	(2,588,384)
Deferred rent	(10,171)	(8,636)
Interest payable	19,293	(14,688)
Net cash provided by operating activities	26,532,941	23,297,980
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - oil and gas properties	(2,452,104)	(14,159,037)
Disposal of oil and gas property and equipment	-	(19,568)
Decrease in restricted cash		577,344
Net cash used in investing activities	$ (2,452,104)	$ (13,601,261)

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries

Consolidated Statements of Cash Flows Continued
Years Ended December 31, 2016 and 2015

(Unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES	2016	2015

Payments on long-term debt	$ (19,000,000)	$ (16,000,000)
Payments for deferred loan costs	-	(22,094)
Net cash used in financing activities	(19,000,000)	(16,022,094)
Net increase (decrease) in cash and cash equivalents	5,080,837	(6,325,375)
CASH AND CASH EQUIVALENTS, beginning of year	14,487,329	20,812,704
CASH AND CASH EQUIVALENTS, end of year	$ 19,568,166	$ 14,487,329
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$ 2,262,514	$ 2,330,536
NON CASH INVESTING AND FINANCING ACTIVITIES
Establishment of asset retirement obligations	$ 250,000	$ 1,691,000
Change in accrued capital expenditures	$ (3,173,727)	$ 3,836,099
Offset accounts receivable / payable	$ 662,372	$-

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

Note 1. Nature of Business

Exaro Energy III LLC and Subsidiaries (the Company) is a privately-held Delaware Limited Liability Company headquartered in Houston, Texas with offices in Houston and Denver, Colorado. The Company was formed on March 19, 2012 to pursue oil and gas exploration and production opportunities.

On April 1, 2012, the Company entered into its initial project, an Earning and Development Agreement (the Development Agreement) between the Company and Encana Oil & Gas (USA) Inc. (Encana) relating to a development drilling program within a defined area of Encana's Jonah Field asset located in Sublette County, Wyoming. Under the terms of the Development Agreement, the Company agreed to fund up to $380,000,000 towards the costs of drilling, completing, and plugging and abandonment of wells to be drilled in the defined area of the Jonah Field. The Company was to receive up to 32.5% of Encana's working interest in the wells drilled and funded under the agreement as well as in Encana's existing producing wells and leases in the defined area.

Effective May 12, 2014, the Development Agreement was assigned to Jonah Energy LLC (Jonah Energy) in conjunction with their purchase of Encana's interests in the Jonah Field. Exaro notified Jonah Energy, effective May 12, 2014, that it was electing to terminate the Development Agreement. Under the Development Agreement, there is a 90-day wind-down period once a termination notice has been given, which resulted in an August 12, 2014 formal end date for the Development Agreement. Effective August 13, 2014, Exaro is continuing to participate in additional drilling in the Jonah Field, with working interests ranging from 14.62% to 32.5%, under the terms of the Joint Operating Agreement that was also assigned by Encana to Jonah Energy.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Exaro Energy III, LLC and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable at December 31, 2016 and 2015 primarily consists of amounts due from oil and gas purchasers. The Company's allowance is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors. The Company has not provided for an allowance for doubtful accounts, based on management's expectations that all receivables at year-end will be fully collected.

Revenue Recognition

The Company recognizes oil and gas sales under the entitlement method and when delivery to the purchaser has occurred and title has transferred. At December 31, 2016 and 2015, the Company had no significant imbalance asset or liability.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas operations. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the cost of unsuccessful exploratory wells are expensed when determined to be unsuccessful.

Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included in income.

Capitalized acquisition costs attributable to proved oil and gas properties are depleted by field, using the unit-of-production method based on proved reserves. Capitalized well costs and development costs are amortized similarly by field, based on proved developed reserves.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

To determine if a depletable unit is impaired, the Company compares the carrying value of the depletable unit to the undiscounted future net cash flow estimates over the economic life of the property. Future net cash flows are based upon reservoir engineers' estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. The Company recognized an impairment expense of $118,000,000 for the year ended December 31, 2015.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are stated at cost. Major improvements or betterments are capitalized, while repairs that do not improve or extend the life of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is reflected in the results of operations for the period. Depreciation is provided for using straight-line method over three to five years. Depreciation expense for furniture, fixtures and equipment totaled $26,832 and $49,666 for the years ended December 31, 2016 and 2015, respectively.

Derivative Financial Instruments

Financial derivatives are used as part of the Company’s overall risk management strategy in order to reduce the effects of price fluctuations on anticipated future sales of natural gas. These derivative contracts require financial settlements with counterparties based on the differential between a fixed price and a market price for a fixed quantity of natural gas without the exchange of underlying volumes. The notional amounts of these derivative contracts are based on expected production from existing wells. At December 31, 2016, the Company had several open positions on natural gas commodity swaps. As of December 31, 2016, the total notional amount of the derivative instruments was 6,810,800 mmbtu, with contract dates running from January 2017 through December 2018.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

In accordance with FASB Accounting Standards Codification (ASC) 815-30, Accounting for Derivatives and Hedging, as amended, all derivative instruments are measured periodically and at year-end are recorded on the consolidated balance sheets at fair value. Derivative contracts that are designated as part of a qualifying cash flow hedge, per the requirements of FASB ASC 815-30, are granted hedge accounting thereby allowing the Company to treat the effective changes in the fair value of the derivative instrument in accumulated other comprehensive income, while recording the ineffective portion as an adjustment to unrealized gain (loss). Derivative contracts that are not designated as part of a valid qualifying hedge or fail to meet the requirements of the pronouncement as a highly effective hedge, are treated by recording the changes in the fair value from period-to-period, through earnings. The amounts paid or received upon each monthly settlement, are recorded as derivative gain (loss) with the offset recorded to cash. These monthly settlements are included in total revenues on the Company’s consolidated statements of operations.

The Company elected not to designate any of its derivative contracts as qualifying hedges for financial reporting purposes, therefore all of the derivative instruments are categorized as standalone derivatives and are being marked-to-market with unrealized gains and losses recorded in the consolidated statements of operations. At December 31, 2016, the following contracts were outstanding:

Average

PeriodVolumeContract PriceLiability

Natural gasMMBTU

Swap - Sell

1/1/17 - 12/31/17	730,000	$ 2.50	$ 640,746
1/1/17 - 12/31/17	1,095,000	$ 2.48	982,903
1/1/17 - 12/31/17	365,000	$ 2.50	320,373
1/1/17 - 12/31/17	365,000	$ 2.50	320,373
1/1/17 - 12/31/17	365,000	$ 2.48	329,449
1/1/17 - 12/31/17	365,000	$ 2.49	325,819
1/1/17 - 12/31/17	365,000	$ 2.46	334,896
1/1/17 - 12/31/17	365,000	$ 2.46	336,617
1/1/17 - 12/31/17	365,000	$ 2.40	357,604
1/1/17 - 12/31/17	365,000	$ 2.40	360,342
1/1/17-4/30/17	120,000	$ 2.34	132,606
1/1/17 - 12/31/17	334,000	$ 2.74	340,365
1/1/18 - 12/31/18	1,611,800	$ 2.74	175,535
Total swaps	6,810,800		$ 4,957,628

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

The following table summarizes the fair value and classification of the Company's derivative instruments, all of which have not been designated as hedging instruments under FASB ASC 815 at December 31, 2016 and 2015, respectively:

Consolidated	Fair Value at December 31,

Balance Sheet Location20162015

Natural gas swaps     Derivative (liability) asset - current$ (4,782,093)$ 4,824,015 and collars

Derivative (liability) asset - non-current$(175,535)$-

The following table summarizes the effect of the Company's derivative instruments in the consolidated statements of operations:

Derivatives not Designated
as Hedging Instruments	Location of	Year Ended December 31,
Under ASC 815	(Loss) Gain	2016	2015
Natural gas swaps and collars	(Loss) gain on derivative
	contracts	$(3,889,447)	$6,358,051
Income Taxes

A limited liability company is not subject to the payment of federal income taxes as components of its income and expenses flow through directly to the members. Accordingly, no provision for federal income taxes has been reflected in these consolidated financial statements. However, the Company may be subject to certain state income taxes.

Effective March 12, 2012, the date of inception, the Company implemented the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740) regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

The income tax position taken by the Company for any years open under the various statutes of limitations is that the Company continues to be exempt from federal income taxes by virtue of being a limited liability company pass-through entity. Management believes this tax position meets the more-likely-than-not threshold and, accordingly, the tax benefits of this income tax position (no income tax expense or liability) have been recognized for the years ended December 31, 2016 and 2015.

The Company records income tax related interest and penalties as a component of the provision for income tax expense. No interest and penalties were recognized in the statements of operations for 2016 and 2015.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

The Company believes that there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date.

None of the Company's federal or state income tax returns are currently under examination by the Internal Revenue Service (IRS) or state authorities. However, fiscal year 2012 and forward remain subject to examination by the IRS and respective states.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that, in the opinion of management of the Company, are significant include oil and natural gas reserves, amortization relating to oil and natural gas properties, impairment of proved oil and gas properties, asset retirement obligations and valuations of derivatives. The Company evaluates its estimates and assumptions on a regular basis. Estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition, alternatives can exist among various accounting methods. In such cases, the choice of accounting method can have a significant impact on reported amounts.

Concentrations of Credit Risk

The Company maintains cash balances at financial institutions in the United States of America, which exceed federally insured amounts. The Company has not experienced any losses in such accounts.

The Company had sales to five customers which accounted for 100% of both oil and gas revenues and oil and gas receivables as of December 31, 2016 and 2015. All of the Company's production is located in Wyoming.

Environmental

The Company's operations are subject to risks normally incident to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. The Company and the operator of the properties maintain comprehensive insurance coverage that the Company believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

Asset Retirement Obligations

The Company follows ASC 410, Asset Retirement and Environmental Obligations. ASC 410 requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO is depreciated such that the cost of ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit- adjusted risk-free interest rate.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

The following table is a roll-forward of the asset retirement obligations for the years ended

December 31, 2016 and 2015, respectively:
Asset retirement obligations, January 1, 2015	$ 1,034,600
Liabilities incurred	100,000
Accretion expense	124,670
Revisions in estimated liabilities	1,591,000
Asset retirement obligations, December 31, 2015	2,850,270
Liabilities incurred	250,000
Accretion expense	192,750
Asset retirement obligations, December 31, 2016	$ 3,293,020

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

Deferred Loan Costs

Debt issuance costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using the straight line method. Amortization of debt issuance costs is recorded in interest expense in the consolidated statement of operations. The Company recognized amortization expense of $274,242 and $438,759 for the years ended December 31, 2016 and 2015, respectively. Debt issuance costs are presented with the term loan facility, net, on the consolidated balance sheet, as a reduction of the carrying amount of the debt facility.

Recently Issued Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern”  which was codified as ASC 205-40. FASB now requires management to evaluate an entity's ability to continue as a going concern within one year after the date that the financial statements are issued.

The update is effective for financial statements with fiscal years beginning after December 15, 2016 with early adoption permitted. No disclosures are required at transition.

On January 5, 2017, FASB issued ASU 2017-01, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or as a business combination. Under the ASU, an entity first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set is not a business. The definition of a business also affects many other areas of accounting including disposals, consolidation, and segment changes. The guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 with early adoption allowed. Upon adoption, entities would apply the new guidance prospectively on or after the effective date. No disclosures are required at transition. The company has not elected early adoption and is currently evaluating the impact of the pronouncement on the consolidated financial statements.

Note 3. Oil and Gas Operations

Capitalized costs related to the Company's producing activities and the related amounts of accumulated depreciation, depletion, amortization and impairment as of December 31, 2016 and

2015, respectively, are as follows: Oil and gas properties	2016	2015

Proved	$ 291,862,030	$ 293,042,154
Less accumulated depreciation, depletion amortization and impairment	(201,269,950)	(191,553,000)
Net property costs	$ 90,592,080	$ 101,489,154

Depreciation, depletion and amortization expense for oil and gas properties was $10,427,571 and $29,292,042 in 2016 and 2015, respectively. Impairment expense for oil and gas properties was $0 and $118,000,000 in 2016 and 2015, respectively.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

Note 4. Fair Value Disclosure

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty's creditworthiness when valuing certain assets.

Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs: Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as of December 31, 2016 and 2015:

December 31, 2016 Current assets (liability) -		Level 1Level 2		Level 3Total

Derivative contracts	$	-$(4,782,093)	$	-$(4,782,093)
Non-current assets (liability) - Derivative contracts	$	-$(175,535)	$	-$(175,535)

Level 1Level 2Level 3Total

December 31, 2015

Current assets (liability) -

Derivative contracts$-$ 4,824,015$-$ 4,824,015

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries
Notes to Consolidated Financial Statements

(Unaudited)

Note 5. Members’  Equity

Through December 31, 2016, the members have contributed $127,395,000 to the Company, excluding notes receivable. The remaining commitment, excluding the notes receivable, still to be received at December 31, 2016 is $55,000,000. The balance on the notes receivable for contributions due in April 2017 is $427,500 at December 31, 2016 and 2015. See Note 9 for further details.

Note 6. Long-Term Debt

The Company entered into two credit facilities with lenders on September 26, 2013. The Senior Loan Credit Agreement (Senior Loan), expiring September 26, 2017 has a maximum credit amount of $300,000,000. The Second Lien Credit Agreement (Second Lien), expiring March 26, 2018 had a commitment of $20,000,000. These credit facilities are secured by the oil and gas properties and other security interests of the Company.

Effective August 15, 2014, the Senior Loan was amended to increase the borrowing base to facilitate the payoff of the Second Lien. The $20,000,000 outstanding on the Second Lien facility was paid off on August 19, 2014 with funds borrowed against the Senior Loan. The liens against the oil and gas properties and other security interests of the Company held by the Second Lien lender were released when the Second Lien was paid off. Effective January 14, 2016, the first lien borrowing base was amended to $75,000,000. The Company has had no new liens as of December 31, 2016.

The Senior Loan facility bears interest at varying rates based on the London Interbank Offered (LIBO) rate or an Alternate Base Rate (ABR) in effect on the date of the borrowing plus an applicable margin ranging from .75% to 2.75%. The average interest rate during 2016 and 2015 was 3.39% and 2.73%, respectively. The Senior Loan contains financial and non-financial covenants. The Company was in compliance with the covenants at December 31, 2016.

At December 31, 2016, the Company is negotiating with the bank to extend the maturity date through 2019.

Note 7. Commitments and Contingencies

As of December 31, 2016, there are no known environmental or other regulatory matters related to the Company's operations that are reasonably expected to result in a material liability to the Company. Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Since the Company's major products are commodities, changes in the prices of oil and natural gas could have a significant impact on the Company's results of operations in any particular year. The Company's liquidity is dependent on its operating performance, which is closely related to market conditions in the oil and gas industry, and its source of financing.

In the event that market conditions deteriorate, causing a decrease in operating profits, and the Company is unable to secure additional financing sources to fund its operations, additional development of oil and gas properties and other activities may be curtailed.

Exhibit 99.4

Exaro Energy III LLC and Subsidiaries Notes to Consolidated Financial Statements

(Unaudited)

The Company leases office space under non-cancelable lease agreements expiring through September 2018, which are accounted for as operating leases. At December 31, 2016, the Company's future minimum payments under the agreements are as follows:

Year Ending December 31,

2017$ 192,098

2018113,091

$ 305,189

Rent expense totaled $124,732 and $116,805 for the years ended December 31, 2016 and 2015, respectively.

The Company initiated an arbitration on December 18, 2014 asserting certain claims against a third party related to an agreement that was active at that time. The arbitration was settled on June 29, 2016, in which the Company received a net amount of $10,483,686 which is recorded in the consolidated statement of operations.

Note 8. Management Incentive Units

The Company has a Management Incentive Plan (the "Incentive Plan") to award management incentive units ("MIU's") to key employees and independent contractors of the Company, its Subsidiaries and Affiliates. The Incentive Plan is administered by the Company's Board of Managers (the "Board") and is subject to termination, at any time, as determined by the Board. The maximum number of authorized MIUs under the Plan is 1,000,000. As of December 31, 2016 and 2015, 650,000 MIUs have been issued. These MIUs vest and are conditioned upon a contingency event, in accordance with the terms of the Incentive Plan.

Note 9. Related Party Transactions

The Company has a receivable from a related party due in April 2017 totaling $427,500 at December 31, 2016 and 2015 classified as a reduction of equity on the consolidated balance sheets. Interest income is immaterial to the consolidated statements of operations.

Note 10. Subsequent Events

The Company has evaluated events and transactions occurring after the consolidated balance sheet date, for either recognition or disclosure, through February 28, 2017, which is the date these consolidated financial statements were available for issuance. The following events occurred after December 31, 2016:

On January 25, 2017, the Company made a payment on their borrowings in the amount of $5,000,000 in principal.

On February 24, 2017, the Company executed an agreement with Wells Fargo Bank, in which their borrowing base was adjusted to $62,000,000, with an approved draw amount of $57,000,000.